UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 26, 2016

XENOPORT, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51329	94-3330837
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3410 Central Expressway

Santa Clara, California 95051

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 616-7200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On March 26, 2016, XenoPort, Inc. (the “Company”) entered into a License, Development and Commercialization Agreement (the “Agreement”) with Dr. Reddy’s Laboratories, S.A. (“DRL”), pursuant to which the Company will grant to DRL exclusive U.S. rights for the development and commercialization of the Company’s clinical stage oral new chemical entity, XP23829 (the “Products”), for all indications. DRL has indicated that it plans initially to develop XP23829 as a potential treatment for moderate-to-severe chronic plaque psoriasis and may develop XP23829 for relapsing forms of multiple sclerosis (MS). The Agreement is subject to and will become effective upon clearance under the Hart-Scott-Rodino Antitrust Improvements Act, as amended (“HSR”).

In exchange for these rights under the Agreement, the Company will, upon effectiveness of the Agreement, be entitled to receive an upfront, non-refundable cash payment of $47.5 million and an additional $2.5 million after delivery of certain clinical trial materials. The Company will also be eligible to receive aggregate cash payments of up to $440 million upon the achievement of certain predefined milestones, of which $190 million are regulatory-based milestones and $250 million are commercialization-based milestones. In addition, the Company will be entitled to receive tiered double-digit royalty payments of up to the mid-teens on a percentage basis on potential future net sales of the Products in the United States.

The Agreement may be terminated: (i) by DRL at will upon 60 days’ prior written notice to the Company prior to the first commercial sale of a Product, or upon 180 days’ prior written notice to the Company after the first commercial sale of a Product; (ii) by the Company in the event that DRL takes any action directly or indirectly in connection with a challenge of any of the Company’s licensed patents; and (iii) by either party in the event of an uncured material breach of the Agreement by the counterparty. In the event of any termination of the Agreement except a termination by DRL for the Company’s uncured material breach, all Product rights would revert to the Company and the Company would be entitled to specified transition assistance from DRL.

The foregoing is only a brief description of the material terms of the Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the full text of the Agreement. The Company intends to file a copy of the Agreement as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 or, if filed earlier, as an exhibit to a subsequent Current Report on Form 8-K that it expects to file in connection with the anticipated effectiveness of the Agreement.

Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking” statements, including, without limitation, all statements related to the anticipated effectiveness of the Agreement and the Company’s receipt of upfront payments and potential receipt of regulatory and commercial milestones, as well as royalties on future sales of Products commercialized under the Agreement. Any statements contained in this Current Report on Form 8-K that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “anticipate,” “may,” “would,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon the Company’s current expectations. Forward-looking statements involve risks and uncertainties. The Company’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation: risks related to the ability of the parties to satisfy all the conditions to effectiveness of the Agreement, including HSR clearance; risks related to the uncertain and time consuming product development and regulatory process, including with respect to the ability of DRL to successfully research, develop and commercialize Products in the United States; and risks associated with the Company’s dependence on collaborative partners, including the risks that if DRL were to breach or terminate the Agreement or otherwise fail to successfully develop and commercialize Products and in a timely manner, the Company would not obtain the anticipated financial and other benefits of the Agreement and the clinical development or commercialization of XP23829 could be delayed or terminated. Additional risks and uncertainties relating to the Company and its business can be found under the heading “Risk Factors” in the Company’s Securities and Exchange Commission filings and reports, including in its Annual Report on Form 10-K for the year ended December 31, 2015. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XENOPORT, INC. (Registrant)

Dated: March 28, 2016	By:	/s/ William G. Harris
William G. Harris
Senior Vice President of Finance and Chief Financial Officer